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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*


                             DOT HILL SYSTEMS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    10316R108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]     Rule 13d-1(b)

              [ ]     Rule 13d-1(c)

              [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------------------------------------------------------------------------------
 CUSIP NO.  10316R108                 13G                  PAGE  2  OF  5  PAGES
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           JAMES  L.  LAMBERT           No.:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                     17,332(1)
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              1,397,072
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                   17,332(1)
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               1,397,072
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,415,910
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN         (INDIVIDUAL)
--------------------------------------------------------------------------------
 (1) Includes 16,000 shares issuable to Reporting Person upon exercise of options to purchase common stock within 60 days of December 31, 1999.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 10316R108                                               PAGE  3  OF  5
--------------------------------------------------------------------------------

ITEM 1.

          (a)     Name of Issuer:  DOT HILL SYSTEMS CORP.

          (b)     Address of Issuer's Principal Executive Offices:

                      6305 EL CAMINO REAL
                      CARLSBAD  CA  92009-1606
ITEM 2.

          (a)     Name of Person Filing:  JAMES  L.  LAMBERT

          (b)     Address of Principal Business Office or, if none, Residence:

                      6305 EL CAMINO REAL
                      CARLSBAD  CA  92009-1606

          (c)     Citizenship   UNITED STATES OF AMERICA

          (d)     Title of Class of Securities:  COMMON STOCK, $.01 PAR VALUE
                                                 PER SHARE

          (e)     CUSIP Number:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)       Amount Beneficially Owned:           1,415,910

          (b)       Percent of Class:                          5.9%

          (c)       Number of shares as to which such person has:

                    (i)     Sole power to vote or to direct the vote: 17,332(1)

                    (ii)    Shared power to vote or to direct the vote:
                            1,397,072

                    (iii) Sole power to dispose or to direct the disposition of: 17,332(1)

                    (iv) Shared power to dispose or to direct the disposition of: 1,397,072

------------------
(1) Includes 16,000 shares issuable to Reporting Person upon exercise of options to purchase common stock within 60 days of December 31, 1999.

CUSIP NO. 10316R108                                               PAGE  4  OF  5
--------------------------------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

               NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

               NOT APPLICABLE

CUSIP NO. 10316R108                                               PAGE  5  OF  5
--------------------------------------------------------------------------------


ITEM 10.  CERTIFICATION


                                [NOT APPLICABLE]


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2/14/00
                                        ----------------------------------------
                                                        Date

                                                  /s/ JAMES L. LAMBERT
                                        ----------------------------------------
                                                      Signature

                                                   James L. Lambert
                                        ----------------------------------------
                                                     Name/Title